Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-100630) of First Industrial Realty Trust, Inc. and First Industrial, L.P. of our report dated June 20, 2012 relating to the financial statements of First Industrial, L.P. 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

June 20, 2012